EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and among
THE MEDICINES COMPANY,
NOVARTIS AG
and
MEDUSA MERGER CORPORATION
November 23, 2019

TABLE OF CONTENTS

i

ii

Annex A – Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2019, is entered into by and among The Medicines Company, a Delaware corporation (the “Company”), Novartis AG, a company organized under the laws of Switzerland (“Parent”), and Medusa Merger Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the respective boards of directors of each of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement, and Parent shall cause the sole stockholder of Merger Sub to approve and adopt this Agreement by written consent immediately following its execution;
WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”), at a price per Share of $85.00 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger in accordance with this Agreement, the “Per Share Amount”), to the holder of such Share, in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, following consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as an indirect, wholly owned Subsidiary of Parent in accordance with the DGCL, and each Share that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Offer, (b) a Dissenting Share or (c) to be canceled pursuant to Section 2.05(b), Section 2.05(c) and Section 2.05(d) will thereupon be converted into the right to receive cash in an amount equal to the Per Share Amount, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer and (d) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.        Definitions.
(a)          As used in this Agreement, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms as to confidentiality that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms as to confidentiality set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 6.02.
“Acquired Companies” means the Company and the Company Subsidiaries, collectively.
“Acquisition Proposal” means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of Parent, Merger Sub or one or more of their Subsidiaries), relating to an Acquisition Transaction.
“Acquisition Transaction” means, other than the Transactions, (a) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any Acquired Company that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) owning, directly or indirectly, twenty percent (20%) or more of the total voting power of or any class of equity securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (b) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of twenty percent (20%) or more of the total voting power of or any class of equity securities of the Company, (ii) the acquisition or purchase of tangible or intangible assets of the Acquired Companies representing twenty percent (20%) or more of the consolidated total assets (it being understood that total assets include equity securities of Subsidiaries) of the Acquired Companies, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of twenty percent (20%) or more of the total tangible or intangible assets of the Acquired Companies relating to the Product or any Intellectual Property embodied therein or relating thereto.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Alnylam License Agreement” means the License and Collaboration Agreement, dated as of February 3, 2013, by and between Alnylam Pharmaceuticals, Inc. and the Company.
“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.
“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.
“Audited Balance Sheet” means the audited consolidated balance sheet of the Company, as of December 31, 2018, included in the Company SEC Documents.
“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.
“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity and cash flows of the Acquired Companies, as of and for the fiscal years ended December 31, 2018 and December 31, 2017 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents prior to the date of this Agreement.
“Board of Directors” means, with respect to any entity, the board of directors of such entity.
 “Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York or the City of Zurich, Switzerland are authorized or required by Applicable Law to be closed shall not be a “Business Day”.

“Capped Call Documentation” means (i) the letter agreement re: Base Call Option Transaction, dated as of June 6, 2016, between the Company and Goldman, Sachs & Co., (ii) the letter agreement re: Base Call Option Transaction, dated as of June 6, 2016, between the Company and Bank of America, N.A., (iii) the letter agreement re: Base Call Option Transaction, dated as of June 6, 2016, between the Company and JPMorgan Chase Bank, National Association, (iv) the letter agreement re: Additional Call Option Transaction, dated as of June 7, 2016, between the Company and Goldman, Sachs & Co., (v) the letter agreement re: Additional Call Option Transaction, dated as of June 7, 2016, between the Company and Bank of America, N.A. and (vi) the letter agreement re: Additional Call Option Transaction, dated as of June 7, 2016, between the Company and JPMorgan Chase Bank, National Association, in each case, as amended, restated, supplemented or otherwise modified  from time to time prior to the date hereof.
“Capped Call Transaction” means the capped call transactions evidenced by the Capped Call Documentation.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986.
“Company Equity Awards” means the Company Stock Options and the Company Restricted Shares.
“Company Intellectual Property” means all Intellectual Property owned by the Acquired Companies and all Intellectual Property used or licensed for use by the Acquired Companies in the conduct of their respective businesses, including the Company Owned IP and the Exclusively Licensed IP.
“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole or (ii) prevents, materially impairs or materially delays the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent relating to or resulting or arising from any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (A) general economic, regulatory, political, business, financial or market conditions in the United States or elsewhere in the world; (B) Effects relating to the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industries in which the Acquired Companies operate; (D) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or other Company Securities (but excluding, in each case, the underlying causes of such failure or decline, as applicable, unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, Collaboration Partners, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03 or Section 4.05); (H) changes in Applicable Laws or the interpretation thereof; (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Company pursuant to the terms of this Agreement or at the direction of Parent or Merger Sub; (K) any breach of this Agreement by Parent or Merger Sub; (L) any change, event, occurrence or development relating to the products or product candidates of any Person (other than the Acquired Companies); or (M) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, the Product or any products or product candidates of any competitors of the Company (except to the extent that such determination or development results from fraud by the Company or any of the Company Subsidiaries (in which case the Effect of such determination or development, to the extent resulting from fraud by the Company or any of the Company Subsidiaries, may be taken into account in determining the occurrence of a Company Material Adverse Effect)); provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Acquired Companies as compared generally to other participants that operate in the industries in which the Acquired Companies operate.
“Company Owned IP” means any Intellectual Property owned or purported to be owned by any of the Acquired Companies.
“Company Regulatory Authority” means the FDA and any other applicable Governmental Authority that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, reliability, manufacturing, storing, packaging labeling, marketing, promotion, distribution, handling, commercialization, sale, pricing, import or export of the Product.
“Company Regulatory Permits” means Permits required by the FDA under the FDCA and all Permits of any other applicable Company Regulatory Authority, in each case, as necessary for the lawful operation of the businesses of the Acquired Companies as currently conducted in each jurisdiction in which such entity operates.
“Company Restricted Share” means a share of restricted Company Common Stock granted pursuant to one of the Company Stock Plans.
“Company Stock Option” means an option to acquire shares of Company Common Stock granted pursuant to one of the Company Stock Plans.
“Company Subsidiary” means each Subsidiary of the Company.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(b) of the Company Disclosure Letter.
“Confidentiality Agreement” means the confidentiality agreement, dated as of August 21, 2019, between Novartis Pharmaceuticals Corporation and the Company.
“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.
“Continuing Employees” means Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.
“Contract” means any written, oral or other agreement, contract, binding contractual arrangement, subcontract, lease, binding understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking of any nature, other than any Company Employee Plan.
“Convertible Senior Notes” means the Company’s (i) 2.50% Convertible Senior Notes due 2022, (ii) 2.75% Convertible Senior Notes due 2023 and (iii) 3.50% Convertible Senior Notes due 2024.
“Convertible Senior Notes Indenture” means (i) with respect to the Company’s 2.50% Convertible Senior Notes due 2022, the Indenture dated as of January 13, 2015, by and between the Company and Wells Fargo Bank, National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof); (ii) with respect to the Company’s 2.75% Convertible Senior Notes due 2023, the Indenture dated as of June 10, 2016, by and between the Company and Wells Fargo Bank, National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof); and (iii) with respect to the Company’s 3.50% Convertible Senior Notes due 2024, the Indenture dated as of December 18, 2018, by and between the Company and Wells Fargo Bank, National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).
“Critical Technology” means any of the following:  (a) defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations (ITAR) (22 CFR parts 120–130); (b) items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations (EAR) (15 CFR Parts 730–774) and controlled (i) pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology, or (ii) for reasons relating to regional stability or surreptitious listening; (c) specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by 10 CFR part 810 (relating to assistance to foreign atomic energy activities); (d) nuclear facilities, equipment, and material covered by 10 CFR part 110 (relating to export and import of nuclear equipment and material); (e) select agents and toxins covered by 7 CFR part 331, 9 CFR part 121, or 42 CFR part 73; or (f) emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018.
“Data Room” means the electronic data site established for Project Football by Merrill Corporation on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.
“DOJ” means the U.S. Department of Justice.
“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”
“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or (iii) Releases, management or presence of, or exposure to, Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exclusively Licensed IP” means any issued patents or pending patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to an Acquired Company.
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the rules promulgated thereunder.
“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified or regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.
“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and (vii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vi) above of any Person.
“Intellectual Property” means all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including any: (i) patent, patentable invention, or other patent right (including all reissues, divisions, continuations, continuations-in-part, and extensions thereof), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all common law rights and goodwill associated therewith, (iii) copyright or work of authorship (whether or not copyrightable), together with all moral rights and common law rights thereto, (iv) computer software (“Software”), (v) Internet domain names, (vi) trade secrets, proprietary know-how, formulae, inventions (whether patentable or not) and other proprietary rights and (vii) application, registration, issuance, extension or renewal of any of the foregoing with any Governmental Authority.
“Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than (i) any event, occurrence or fact that relates to an Acquisition Proposal or (ii) changes in the market price of Company Common Stock (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).
“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, in each case, that is either owned by the Acquired Companies or used and controlled by the Acquired Companies.
“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.
“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.
 “Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) made publicly available by the Company in unredacted form on the SEC’s EDGAR database with respect to the Acquired Companies or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or otherwise provided in writing to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis).
“Nasdaq” means the NASDAQ Global Select Market.
“Non-Minimum Tender Offer Conditions” means the Offer Conditions other than the Minimum Tender Condition.
“Option Consideration” means, with respect to any Company Stock Option, an amount equal to the product of (x) the number of Shares issuable under such Company Stock Option multiplied by (y) the excess (if any) of (i) the Per Share Amount over (ii) the exercise price payable in respect of each Share issuable under such Company Stock Option, less applicable Taxes required to be withheld.
“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.
“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, does or would reasonably be expected to prevent, materially delay or materially impair Merger Sub or Parent from consummating the Offer or the Merger, on a timely basis and in any event on or before the End Date.
“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Financial Statements, to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet, to the extent required by GAAP, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Acquired Companies, taken as a whole, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) in the case of the Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (vi) Liens in favor of the lessors on any personal property located at the demised premises under the Lease Agreements, (vii) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (ix) any Liens which are disclosed on the Financial Statements, (x) Liens discharged prior to the consummation of the Offer and (xi) any Liens that are not, individually or in the aggregate, material to the business or operations of the Acquired Companies, taken as a whole.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Pilot Program Industry” means any industry identified in Annex A to part 801 of Title 31 of the Code of Federal Regulations by reference to the North American Industry Classification System (NAICS).

“Proceeding” means any suit (whether civil, criminal, administrative, or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).
“Product” means any form or dosage of inclisiran.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.
“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations that broadly prohibit or restrict dealings with such country or region (currently Cuba, Iran, North Korea, the Crimea and Syria).
“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions, or similar restrictions under any Sanctions Laws, including (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in clause (i) or (ii).
“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Department of Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, and the U.S. Department of State, the United Nations Security Council, the European Union or HM Treasury and any other similar laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Subsidiary” means, with respect to any Person, any other Person with respect to which the first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such other Person or (ii) a majority of the outstanding voting securities of such other Person.
“Substantial Detriment” means any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, with respect to or relating to (i) any tangible or intangible assets (including Contracts and Intellectual Property) or personnel embodied in or relating to the Product, or (ii) any relationships, arrangements, Contracts or obligations relating to the development, manufacturing, commercialization or other exploitation of the Product or any Intellectual Property embodied in or relating thereto, that, in each case, would be materially detrimental to the benefits expected to be derived by Parent and its Affiliates from the Transactions.
“Superior Proposal” means a bona fide written Acquisition Proposal (provided that for this purpose the references to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a material breach of Section 6.02 and that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions.
“Tax” means any tax or other similar governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, or as transferee or successor, by contract or otherwise), together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than any such obligations arising under commercial agreements or arrangements entered into in the ordinary course of business).

“Tax Return” means any report, return, document, declaration or information return required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto).
“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).
“Transaction Litigation” means any claim or Proceeding against the Company or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.
“Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of the Acquired Companies, as of September 30, 2019, included in the Company SEC Documents prior to the date of this Agreement.
“Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of the Acquired Companies as of and for the nine (9) months ended September 30, 2019 (including, in each case, any related notes thereto), included in the Company SEC Documents prior to the date of this Agreement.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Offer or the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of any of the Offer Conditions or a failure of the Closing to occur.
(b)          Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Bankruptcy and Equity Exceptions	4.03(a)
Board Recommendation	4.03(b)
Capitalization Date	4.06(a)

Term	Section
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Closing	2.03
Collaboration Partner	4.24(c)
Company	Preamble
Company 401(k) Plan	Section 6.05(f)
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article 4
Company Employee Plan	4.18(a)
Company Employees	4.18(a)
Company ESPP	2.08(c)
Company Preferred Stock	4.06(a)
Company Related Parties	9.04(h)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Stock Plans	4.06(b)
Current Policy	6.08(b)
Current Premium	6.08(b)
Delaware Secretary	2.04(a)
Depository Agent	2.06(a)
DGCL	Recitals
Dissenting Shares	2.07
Effect	1.01(a)
Effective Time	2.04(b)
EMA	Section 4.24(a)
End Date	8.01(b)(i)
Environmental Permits	4.21(a)
Exclusive Rights	4.16(b)(iii)
Filed Company Contract	4.16(a)
GDPR	4.22(h)
Health Care Laws	Section 4.24(j)
Health Care Submissions	Section 4.24(a)
Indemnified Party	6.08(a)
Lease Agreement	4.23(b)
Leased Property	4.23(b)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)

Term	Section
Offer Expiration Time	2.01(c)
Parent	Preamble
Parent 401(k) Plan	Section 6.05(f)
Parent Benefit Plans	6.05(d)
Parent Disclosure Letter	Article 5
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Per Share Amount	Recitals
Personal Data	4.22(h)
Pre-Closing Period	6.01(a)
prohibited transaction	4.18(e)
Privacy Requirements	4.22(h)
Schedule 14D-9	2.02(b)
Share	Recitals
Specified Contract	4.16(b)
Stockholder List Date	2.02(c)
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.04(c)
Surviving Corporation Common Stock	2.05(e)
Termination Condition	Annex A
Termination Fee	9.04(b)
Transactions	Recitals

Section 1.02.        Other Definitional and Interpretative Provisions.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated.  References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such

Exhibit, Annex or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.  Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date).  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.
ARTICLE 2
THE OFFER AND THE MERGER
Section 2.01.        The Offer.
(a)          Commencement of the Offer.  As promptly as practicable after the execution and delivery of this Agreement and in no event later than December 5, 2019, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase any and all of the Shares at a price per Share equal to the Per Share Amount to the holder of the Share in cash, without interest.
(b)          Terms and Conditions of the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”).  Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount), in each case only (and Merger Sub shall not do so except) in a manner not inconsistent with the terms of this Agreement, except that, for the avoidance of doubt, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) directly or indirectly amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition, (iv) add to or directly or indirectly amend, modify or supplement any Offer Condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the other provisions of this Section 2.01), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension of any thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c)          Expiration and Extension of the Offer.  The expiration date and time for the Offer, as the same may be extended from time to time, is hereinafter referred to as the “Offer Expiration Time.”  The initial Offer Expiration Time shall be 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)).  Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 8.01 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):
(i)          extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and
(ii)          if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer (x) on one or more occasions in consecutive increments of up to five (5) Business Days each (or such longer or shorter period as the parties hereto may agree) or (y) if any then-scheduled Offer Expiration Time is five (5) or less Business Days before the End Date, until 11:59 p.m., New York City Time, on the day before the End Date (or such other date and time as the parties hereto may agree);
provided that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case, beyond the earlier of the End Date or the valid termination of this Agreement in accordance with Section 8.01.
(d)          Consummation of the Offer; Payment.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer promptly after (in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) promptly after (in any event, no more than the second (2nd) Business Days after) the Offer Expiration Time, pay for such Shares.  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.  The Per Share Amount shall be paid to the holder of the Share in cash, without interest, upon the terms and subject to the conditions of the Offer.
(e)          Termination of the Offer.  Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 8.01.  In the event that this Agreement is validly terminated pursuant to Section 8.01 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination) irrevocably and unconditionally terminate the Offer.  If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the record holders thereof in accordance with Applicable Law.
(f)          Offer Documents.  On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by Applicable Law.  The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other Applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn in accordance with Section 6.02(d) or Section 6.02(e), shall allow Parent and Merger Sub to include the Board Recommendation in the Offer Documents.  Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by Applicable Law.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Sub shall (A) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses.  Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)          Guaranteed Delivery.  For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub.
(h)          Notification of Offer Status.  Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, provide the Company as soon as practicable with the most recent report then available from the Depository Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.
Section 2.02.        Company Actions.
(a)          Approval.  The Company hereby approves of and consents to the Transactions.  The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.
(b)          Schedule 14D-9.  Concurrently with or as soon as reasonably practicable following the filing of the Schedule TO with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) and, unless previously withdrawn in accordance with Section 6.02(d) or Section 6.02(e), shall include in the Schedule 14D-9, the Board Recommendation.  The Company shall (i) include in the Schedule 14D-9 a notice of appraisal rights and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other Applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL.  Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law.  Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.  The Company shall (A) provide Parent and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such proposed responses.  The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.
(c)          Stockholder Lists.  In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives shall (i) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.
Section 2.03.        The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable after (but in any event on the same day as) the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.
Section 2.04.        The Merger.
(a)          Effecting the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger (the “Certificate of Merger”), to be executed and delivered to the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) for filing in such form as required by and in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company.  The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.
(b)          Effective Time.  The Merger shall become effective on such date and at such time as when the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
(c)          Surviving Corporation.  At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, including Section 251(h) thereof, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(d)          Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.
Section 2.05.        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder thereof or any other Person:
(a)          except as otherwise provided in Section 2.05(b), Section 2.05(c), Section 2.05(d), or Section 2.07, each Share outstanding immediately prior to the Effective Time shall (i) be converted automatically into the right to receive the Per Share Amount (the “Merger Consideration”) in cash, without interest and (ii) cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Per Share Amount with respect thereto in accordance with Section 2.06 or Section 2.08(e), as applicable;

(b)          each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (other than Shares tendered and accepted for payment by Merger Sub in connection with the Offer) shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;
(c)          each Share owned by the Company or held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;
(d)          each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and
(e)          each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
Section 2.06.        Surrender and Payment.
(a)          Depository Agent, Paying Agent and Payment Fund.  Prior to the expiration of the Offer, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Per Share Amount to which holders of such Shares shall become entitled pursuant to Section 2.01(d) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares (excluding Company Restricted Shares) shall become entitled pursuant to Section 2.05(a).  Promptly after the expiration of the Offer, Parent shall deposit, or shall cause to be deposited, (i) with the Depository Agent cash sufficient to make the payment of the aggregate Per Share Amount payable pursuant to Section 2.01(d) and (ii) with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.05, excluding the aggregate Merger Consideration payable with respect to Company Restricted Shares (together with the amount deposited pursuant to clause (i), the “Payment Fund”).  To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Per Share Amounts to be paid in exchange for Shares accepted for payment pursuant to Section 2.01(d) or converted in the Merger pursuant to Section 2.05(a), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.  The Payment Fund shall not be used for any purpose other than to pay the aggregate Per Share Amount in the Offer and the Merger.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Per Share Amount pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the consummation of the Offer) for use in effecting the surrender of Certificates in exchange for payment of the Per Share Amount for each Share.
(b)          Surrender of Shares.  Each holder of Shares that have been converted into the right to receive the Per Share Amount shall be entitled to receive the Per Share Amount in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of book-entry Shares.  Until so surrendered or transferred each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Amount.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.
(c)          Unregistered Transferees.  If any portion of the aggregate Per Share Amount to be paid in respect of any Certificate is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d)          No Other Rights.  The Per Share Amount paid upon the surrender of Certificates or book-entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share and from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Per Share Amount to which such holder is entitled pursuant to the Merger.  From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.06, the Per Share Amount in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.
(e)          Termination of the Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Per Share Amount in accordance with this Section 2.06 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation (subject to Section 2.11) as general creditors thereof for payment of the Per Share Amount.
Section 2.07.        Dissenting Shares.  Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand appraisal and who has properly exercised and perfected a demand for appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal and payment under the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Per Share Amount but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Per Share Amount in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares.  The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice and/or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
Section 2.08.        Company Stock Options; Company Restricted Shares; Company ESPP.
(a)          Company Stock Options.  Each Company Stock Option outstanding immediately prior to the consummation of the Offer, whether vested or unvested, shall become fully vested and shall be canceled as of immediately prior to, and contingent upon, the Effective Time (without regard to the exercise price of such Company Stock Option) in exchange for the right to receive a lump-sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option; provided, however, that if the per-share exercise price of any such Company Stock Option is equal to or greater than the Per Share Amount, such Company Stock Option shall be canceled and terminated without any cash payment being made in respect thereof.
(b)          Restricted Shares.  Each Company Restricted Share outstanding immediately prior to the consummation of the Offer shall, automatically and without any required action on the part of the holder thereof, become fully vested as of immediately prior to, and contingent upon, the Effective Time, and shall be treated in accordance with Section 2.05 above, subject to Section 2.08(e) and Section 2.10 below.
(c)          Company ESPP.  As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company’s 2010 Employee Stock Purchase Plan, as amended (the “Company ESPP”), as of immediately prior to the Closing Date, (ii) ensure that no offering period under the Company ESPP shall commence on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, cause a new exercise date to be set under the Company ESPP, which date shall be ten (10) Business Days prior to the initial Offer Expiration Time, for the automatic exercise of such options on such date, (iv) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP in accordance with the terms and conditions of the Company ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Offer Expiration Time shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.08(c)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).
(d)          At or prior to the consummation of the Offer, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.08.  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.
(e)          As soon as reasonably practicable after the Effective Time (but no later than ten (10) calendar days after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.08(a) - Section 2.08(b) that are payable with respect to Company Stock Options and Company Restricted Shares through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company Stock Options and Company Restricted Shares.  As of the consummation of the Offer, each holder of a Company Stock Option or Company Restricted Share shall cease to have any rights with respect thereto, except the right to receive the payments provided for under this Section 2.08.

(f)          To the extent a payment pursuant in this Section 2.08 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.
Section 2.09.        Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.
Section 2.10.        Withholding Rights.  Notwithstanding any other provision of this Agreement, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement.  To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.
Section 2.11.        No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law.  If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.12.        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Amount to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13.        Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.
Section 2.14.        Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article 2, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.
ARTICLE 3
THE SURVIVING CORPORATION
Section 3.01.        Certificate of Incorporation.  At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company, (ii) that any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub may be omitted and (iii) for any changes as shall be necessary to comply with Section 6.08) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and Applicable Law (but subject to Section 6.08).
Section 3.02.        Bylaws.  The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 6.08) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law (but subject to Section 6.08).
Section 3.03.        Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2018 and prior to the date of this Agreement (other than as set forth in the forward-looking statements or the “risk factors” contained therein or other disclosures that are predictive, cautionary or forward-looking in nature) or (b) as set forth in the Company Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 4.01.        Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware.  The Company has full power and authority required to carry on its business conducted as of the date of this Agreement.  The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company has full power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.02.        Organizational Documents.  The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any provision of such Organizational Documents.
Section 4.03.        Corporate Authorization.
(a)          Authority; Enforceability.  (i) The Company has all requisite power and authority to enter into this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, to consummate the Transactions and (ii) the execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL.  The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).
(b)          Company Board Approval and Board Recommendation.  At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) determining to recommend that the stockholders of the Company (other than Parent and its Subsidiaries) accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, (iv) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of this Agreement or the Transactions and (v) agreeing and authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer (the matters described in clauses (i) through (v), the “Board Recommendation”).  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, and the Merger is effected under Section 251(h) of the DGCL, no vote of the holders of Company Common Stock or any other equity interests of the Company will be required to adopt this Agreement or to approve and consummate the Transactions.
Section 4.04.        Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.05.        Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.04 and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration (including any acceleration payments) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Contract or Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.06.        Capitalization.
(a)         The authorized capital stock of the Company consists of (i) 187,500,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Third Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on August 11, 2000 (as amended).  At the close of business on November 21, 2019 (the “Capitalization Date”), (i) 82,946,319 Shares were issued, (ii) 79,933,176 Shares were outstanding, including an aggregate of 235,387 Company Restricted Shares, and 3,013,143 Shares were held by the Company in its treasury, (iii) 10,115,358 Company Stock Options, with a weighted average exercise price of $29.16, representing the right to purchase (subject to the terms thereof) an aggregate of 10,115,358 Shares, were issued and outstanding, of which 4,064,600 are subject to performance vesting, and (iv) no shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury.  All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be fully paid, nonassessable and free of preemptive or similar rights.  No Subsidiary of the Company owns any shares of capital stock of the Company.  As of the Capitalization Date, (i) 14,450,117 Shares were reserved for issuance pursuant to the Company Stock Plans, (ii) 917,595 Shares were reserved for issuance under the Company ESPP and (iii) the maximum number of Shares subject to issuance pursuant to outstanding Convertible Senior Notes to the extent converted in accordance with their terms and giving effect to the Transactions is 27,178,083 assuming the Closing Date is December 31, 2019.
(b)          The Company has Made Available to Parent, as of the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, and (ii) all outstanding Company Restricted Shares, including the number of shares subject to each award of Company Restricted Shares, the name or employee identification number of the holder, the grant date and vesting schedule.  The Company stock plans set forth on Section 4.06(b)(2) of the Company Disclosure Letter (the “Company Stock Plans”) and the Company ESPP are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options and Company Restricted Shares have been granted under the Company Stock Plans or otherwise, other than options granted under the Company ESPP.  With respect to each grant of a Company Equity Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan and Applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement), (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other Applicable Laws and (iii) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant and a grant date identical to the date the Company Board or the Compensation Committee of the Company Board approved as the grant date for such Company Stock Option, which approval was in no case after such grant date.  All Convertible Senior Notes were issued pursuant to, and all the terms and conditions of the Convertible Senior Notes are evidenced by the Convertible Senior Notes Indentures, and all Capped Call Transactions were made pursuant to and are evidenced by the Capped Call Documentation, and there are no other agreements or side letters with respect to the Convertible Senior Notes or Capped Call Transactions.
(c)          Except as set forth in this Section 4.06 and for changes since the Capitalization Date resulting from (x) the exercise or settlement of Company Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement or (y) issuances of Shares upon conversion of Convertible Senior Notes, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of the Company or any of the Company Subsidiaries.  There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries.  All Company Stock Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.08.  No Company Subsidiary owns any Company Securities.
(d)          Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options, Company Restricted Shares, Shares under the Company ESPP and the Convertible Senior Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
Section 4.07.        Subsidiaries.
(a)          Subsidiary Capital Stock.  Neither the Company nor any of the Company Subsidiaries, (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person.  All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights.  Any dissolution by the Company of any Person which was formerly a Company Subsidiary and which the Company dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law.
(b)          Organization; Qualification.  Section 4.07(b) of the Company Disclosure Letter identifies each Company Subsidiary and indicates its jurisdiction of organization.  Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.08.        SEC Filings and the Sarbanes-Oxley Act.
(a)          Since January 1, 2018, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”).  The Company has Made Available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents filed on or after January 1, 2018 and prior to the date of this Agreement that were the subject of a request to the staff of the SEC for confidential treatment.  No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.
(b)          As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.
(c)          As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 5.07, each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d)          As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by the Company from the SEC with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(e)          Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).
(f)          With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates.  As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.  The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.
Section 4.09.        Financial Statements; Internal Controls.
(a)          The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows of the Acquired Companies as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).
(b)          The Company maintains, and since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since December 31, 2018, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the Company’s internal control over financial reporting.
(c)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
(d)          Since January 1, 2018, the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.10.        Disclosure Documents.  None of the information supplied, or to be supplied, by the Company specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by Parent or Merger Sub), including the Schedule 14D-9, will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.  The Schedule 14D-9 and each document required to be filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.
Section 4.11.        Absence of Certain Changes.  Since the Audited Balance Sheet Date and through the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by any of the Acquired Companies that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of any of clauses (x)-(xvi), (xviii), (xix) or (xxi) of Section 6.01(b) and (c) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect.
Section 4.12.        No Undisclosed Liabilities.  The Acquired Companies do not have any Liabilities, except for: (i) Liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) Liabilities incurred in connection with the Transactions; (iii) Liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) Made Available to Parent or Contracts (other than Specified Contracts) entered into in the ordinary course of business since the Audited Balance Sheet Date; (iv) Liabilities incurred in the ordinary course of business since the Audited Balance Sheet Date; and (v) Liabilities that have not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
Section 4.13.        Litigation.  As of the date hereof, (a) there is no Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

Section 4.14.        Compliance with Applicable Law.
(a)          Since January 1, 2018, the Company and each of the Company Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance have not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.  Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received any written notice (i) of, or to Company’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) or to the Company’s Knowledge, any other communication from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
(b)          Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, (i) each of the Company and each Company Subsidiary has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.
Section 4.15.        Anticorruption Matters.  None of the Acquired Companies nor to the Company’s Knowledge any of their respective officers, employees, contractors, representatives or agents (in each case, acting in the capacity of an employee or representative of any Acquired Company) has directly or indirectly (i) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment or (iii) violated any provision of any Anticorruption Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.  Since January 1, 2018, none of the Acquired Companies have received any written communication that alleges any of the foregoing, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
Section 4.16.        Specified Contracts.
(a)          As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)          Section 4.16(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:
(i)            each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case, in excess of $1,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company Subsidiaries;
(ii)           each Contract to which the Company or any of the Company Subsidiaries is a party entered into since January 1, 2018 or with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $1,000,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business;
(iii)          each Contract of the Company or any of the Company Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right with respect to the Product in any business or geographic region (“Exclusive Rights”); or (B) restricts in any way the ability of the Company or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers; in each case under clauses (A) or (B) (and the defined terms therein) that limits in any material respect the operation of the Acquired Companies, taken as a whole, as currently conducted;
(iv)          each Contract to which the Company or any of the Company Subsidiaries is a party pursuant to which the Company or a Company Subsidiary grants or receives a material license, covenant not to sue, or other material right to any Intellectual Property (except for (A) non-exclusive licenses to off-the-shelf  commercially available Software for less than $1,000,000 on an annual basis, (B) agreements between the Company or any of the Company Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business and (C) nonexclusive licenses of Intellectual Property that are entered into in the ordinary course of business consistent with past practice);
(v)           each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of any Acquired Company;
(vi)          each Contract of the Company or any of the Company Subsidiaries that relates to a partnership, joint venture or similar arrangement;
(vii)         each Contract with any Governmental Authority, except for clinical study agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;
(viii)        (A) the Convertible Senior Notes Indentures and (B) the Capped Call Documentation; and

(ix)          each Contract with any of the contract manufacturing organizations set forth on Section 4.16(b)(ix) of the Company Disclosure Letter or any of their respective Affiliates.
Each Contract of the type described in this Section 4.16(b) and each Filed Company Contract is referred to herein as a “Specified Contract”.  As of the date of this Agreement, the Company has Made Available to Parent true and complete copies of each Specified Contract, together with all modifications and amendments thereto.  There are no oral Specified Contracts.
(c)          Each Specified Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.   None of the Company nor any of the Company Subsidiaries party to any Specified Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except in each case as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.  To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, except, in the case of clauses (i), (ii) and (iii), as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
(d)          There are no Contracts under which the Company is required to bear any royalty, milestone or other payment obligations pursuant to the terms of the Alnylam License Agreement.
Section 4.17.        Taxes.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a)          (i) the Company and each of the Company Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are accurate and complete in all respects; and (iii) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all Taxes required to be paid or withheld (whether or not shown on any Tax Return); except in each case of clauses (i), (ii) and (iii) with respect to matters for which adequate reserves, in accordance with GAAP, have been reflected in the Financial Statements;

(b)          neither the Company nor any of the Company Subsidiaries (i) has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired or
(ii) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing;
(c)          (i) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing or, to the Company’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to the Company’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction;
(d)          there are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;
(e)          neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);
(f)          (i) neither the Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company and/or any Company Subsidiary is or was the common parent) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract;
(g)          neither the Company nor any of the Company Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, or (C) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date;
(h)          there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries;
(i)           none of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof;
(j)           neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and
(k)          neither the Company nor any of the Company Subsidiaries has applied for a ruling or determination from a Taxing Authority regarding a past or prospective transaction.
Section 4.18.        Employee Benefit Plans.
(a)          Section 4.18(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Employee Plan as of the date of this Agreement (excluding any direct agreements with current individual consultants or individual contractors with hourly compensation that is less than $100 per hour (or the annual equivalent) and do not provide for any severance or change in control payments).  “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by the Company or any Company Subsidiary for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any Company Subsidiary (collectively, “Company Employees”), or with respect to which the Company or any Company Subsidiary has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.
(b)          With respect to each material Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (C) all material correspondence to or from any Governmental Authority received in the last year with respect to any Company Employee Plan and (D) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing).
(c)          Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).
(d)          Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Company Employee Plan.  Each Company Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
(e)          To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any future indemnification obligation, except, in each case, as would not reasonably be expected to have a  Company Material Adverse Effect.
(f)           Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), other than on account of such Company Employee’s holding Shares or any Company Equity Awards or participating in the Company ESPP, (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Company Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Company Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code.
(g)          Neither the Company nor any of the Company Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.
(h)          There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving, any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.
(i)           To the extent applicable, all Company Employee Plans maintained primarily for the benefit of Company Employees outside of the United States comply with Applicable Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.19.        Labor and Employment Matters.
(a)          Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, the Company and each Company Subsidiary is in compliance with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Company Employees.  As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of the Company or any Company Subsidiary or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary and (ii) to the Company’s Knowledge, no complaints or charges relating to employment practices or actions of the Company or any Company Subsidiary have been made to any Governmental Authority or submitted to the Company or any Company Subsidiary.  Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Company Employee leased from another employer.  Neither the Company nor any Company Subsidiary has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law that remains unsatisfied.
(b)          Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body.  Neither the execution or delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law.  The Company and the Company Subsidiaries have complied in all material respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which the Company or the Company Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions.  To the Company’s Knowledge, since the date that is three (3) years prior to the date hereof, no Company Employee has claimed or asserted that the Company or any Company Subsidiary has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.
(c)          As of the date hereof, (i) to the Company’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of the Company Subsidiaries and (ii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body.  There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018, to the date hereof.
Section 4.20.        Insurance Policies.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all insurance policies of the Acquired Companies relating to the business, assets and operations of the Acquired Companies are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Acquired Companies operate, no notice of cancellation or modification has been received by the Company or any of the Company Subsidiaries, and there is no existing default or event which and the Acquired Companies have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.
Section 4.21.        Environmental Matters.
(a)          The operations of the Acquired Companies have at all times been in compliance in all material respects with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all

Environmental Law necessary to operate its business (“Environmental Permits”), and neither the Company nor any Company Subsidiary has received any notice of nonrenewal, suspension or termination of any Environmental Permits.
(b)          As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened material claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits.
(c)          There has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in material liability or a material requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law.
(d)          As of the date of this Agreement, the Acquired Companies have not received any written notice, report or other information of or entered into any legally binding agreement, Order, settlement, judgment, injunction, indemnity or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Companies relating to or arising under Environmental Laws or Environmental Permits.
Section 4.22.        Intellectual Property.
(a)          Section 4.22(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issuances, registrations or pending applications for trademarks, patents, copyrights, or Internet domain names with any Governmental Authority or domain name registrar, as applicable, in each case, that are included in Company Owned IP, indicating for each such item the record owner, registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an Internet domain name, the applicable domain name registrar).  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) an Acquired Company is the exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens), or is licensed or otherwise has the right to use, all Intellectual Property used in the conduct of the respective businesses of the Acquired Companies as currently conducted and as proposed to be conducted on the date of this Agreement (including any  proposed changes to a supplier of the Product or any intermediary compounds thereof); and (ii) such ownership, licenses or rights of the Acquired Companies to use the Company Intellectual Property will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Transactions.  All of the registrations, issuances and applications owned by the Acquired Companies and set forth in Section 4.22(a) of the Company Disclosure Letter are subsisting and, to the Company’s Knowledge, valid and enforceable and in full force and effect.
(b)          Since January 1, 2018, no claims or other suits, actions or other Proceedings have been pending or, to the Company’s Knowledge, threatened against any Acquired Company alleging that an Acquired Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, scope, use, ownership or enforceability of any of the Company Owned IP or, to the

Company’s Knowledge, the Exclusively Licensed IP, except in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(c)          Since January 1, 2018, the Acquired Companies’ use of any Company Intellectual Property, the operation of the Acquired Companies’ respective businesses (including to the extent conducted in their respective businesses, their making, use, import, sale or offer for sale of the Product (or any intermediary compounds thereof)), have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other person except where such infringement, misappropriation, dilution or other violation has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(d)          To the Company’s Knowledge, since January 1, 2018, no Person has infringed, misappropriated, diluted or otherwise violated the rights of any Acquired Company with respect to any Company Owned IP or the Exclusively Licensed IP, except in each case, where such infringement, misappropriation or other violation has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company Owned IP and, to the Company’s Knowledge, the Exclusively Licensed IP, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the businesses of the Acquired Companies as currently conducted.
(e)          The Acquired Companies have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their trade secrets and other material confidential information, except for any instance where a failure to take such steps to maintain and protect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(f)          The Acquired Companies have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed material Intellectual Property for or on behalf of an Acquired Company written and valid assignments of such parties’ rights in such Intellectual Property to the Acquired Company and that are enforceable against the Acquired Company party thereto and, to the Company’s Knowledge, the other party thereto in accordance with its respective terms, except for any instance where a failure to do so has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(g)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create or develop any Company Owned IP, or to the Knowledge of the Company, the Exclusively Licensed IP, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining any rights to use or exploit such Company Intellectual Property.
(h)          Since January 1, 2018, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution or dissemination by the Acquired Companies of any personally identifiable information of third-party individual natural persons

(including any information that, alone or in combination with any other information held by the Acquired Companies, can be used to specifically identify an individual person and any “individually identifiable health information” defined under Applicable Law) (collectively, “Personal Data”) are and have been in compliance in all material respects with (i) all Applicable Law governing the privacy, data protection, processing, transfer or security of Personal Data, including the following and their implementing regulations: (A) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, (B) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 (“GDPR”), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States, (C) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, and (D) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, and (ii) the applicable Acquired Company’s contractual obligations and publicly posted privacy policies regarding Personal Data (collectively, such Applicable Law, obligations and privacy policies, the “Privacy Requirements”), except where any instances of non-compliance have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Acquired Companies maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and the Acquired Companies are in compliance with such policies and procedures, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  To the Company’s Knowledge, since January 1, 2018, there have been no material breaches or material violations of any such security measures, or any unauthorized access of any Personal Data by any Third Party.  No written claim or other Proceeding is pending against any Acquired Company, nor to the Company’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data or any breach or alleged breach thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(i)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the IT Assets (i) operate and perform as required by the Acquired Companies in connection with the conduct of their respective businesses, (ii) since January 1, 2018, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) are free from bugs and other defects and, to the Company’s Knowledge, do not contain any “virus”, “worm”, “spyware” or other malicious Software.  To the Company’s Knowledge, no Person has gained unauthorized access to the IT Assets, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.23.        Real Property.
(a)          Neither the Company nor any of the Company Subsidiaries owns any real property.
(b)          Section 4.23(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries and the

address thereof (each, a “Leased Property”) and, with respect to each material Leased Property, each lease, sublease, license, sublicense or other occupancy agreement, in each case, including all amendments thereto, demising any such Leased Property to the Company or any Company Subsidiary (each, a “Lease Agreement”).  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies (i) hold a valid and existing leasehold interest in each Leased Property and (ii) hold good and valid title to all material tangible properties and assets, in each case, free and clear of all Liens other than Permitted Liens.
(c)          With respect to each Leased Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.24.        Health Regulatory Matters.
(a)          The Acquired Companies (i) have timely filed with the applicable regulatory authorities (including the FDA, the European Medicines Agency (the “EMA”) or any other Governmental Authority performing functions similar to those performed by the FDA) for all Company Regulatory Permits and (ii) have, and to the Company’s Knowledge, all Third Parties have, timely made all required material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices and other documents with respect to the Product, including adverse event reports, with the applicable Governmental Authorities (collectively, the “Health Care Submissions”).
(b)          All such Company Regulatory Permits and Health Care Submissions were complete and accurate in all material respects and in material compliance with Applicable Law when filed.  The Company has Made Available to Parent true, correct and complete copies of all Health Care Submissions and all material correspondence with and from, and contact reports summarizing interactions with regulatory authorities (including the FDA, EMA and any other Governmental Authority performing functions similar to those performed by the FDA), in each case since January 1, 2018.  Since January 1, 2018, no deficiencies have been asserted by any applicable Governmental Authority to the Company with respect to any such Company Regulatory Permits or Health Care Submissions, except as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
(c)          All pre-clinical and clinical studies or tests in respect of the Product (i) conducted or sponsored by (A) the Acquired Companies or (B) any research, development, collaboration or similar commercialization partner of any of the Acquired Companies while acting in such capacity (each, a “Collaboration Partner”) or (ii) used, or intended to be used, to support any filing or application for a Company Regulatory Permit, have been, or with respect to clause (i)(B), to the Company’s Knowledge, have been, conducted in material compliance with Applicable Law (including applicable Health Care Laws) and applicable rules, regulations and guidances (including the standards for good clinical practices relating to clinical trials for pharmaceuticals under Applicable Law) and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information).
(d)          No Acquired Company or, to the Company’s Knowledge, any Collaboration Partner has received any written notices or other correspondence from regulatory authorities (including the FDA, EMA and any other Governmental Authority performing functions similar to those performed by the FDA) or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests (x) threatening the initiation of any action to place a clinical hold order on any such studies or tests or (y) otherwise requiring the termination, suspension or material modification of any such studies or tests.
(e)          No Acquired Company nor any authorized Person acting on their behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA, or with respect to any Company Regulatory Permit or Health Care Submission or (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
(f)           No Acquired Company and, to the Company’s Knowledge, no Person acting on their behalf is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA.
(g)          No Acquired Company has, nor, to the Company’s Knowledge, has any of their respective officers, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of any Acquired Company):
(i)           been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar Applicable Law or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Applicable Law;
(ii)          been convicted of any other offense related to any Federal or State healthcare program;
(iii)        been excluded, suspended or otherwise declared ineligible for Federal or State healthcare program participation, including without limitation persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities;
(iv)         been debarred, suspended, or proposed for debarment or declared ineligible for the awards of contracts by any Federal agency;

(v)          been entered on, or engaged in any conduct that would reasonably be expected to result in entry on, on any of the FDA Clinical Investigator enforcement lists, including without limitation, (A) the Disqualified/Totally Restricted List, (B) the Restricted List or (C) the Adequate Assurances List; or
(vi)         engaged in any conduct that is not compliant in any material respect with applicable Health Care Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Product.
(h)          All clinical trials and studies have been conducted, all data has been generated, analyzed, reviewed and stored, and manufacturing and distribution has been conducted, in each case with respect to the Product, in compliance with applicable Health Care Laws in all material respects.  The Acquired Companies have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Product and to encourage employees to report any compliance issues related thereto (and the Company has Made Available copies or written summaries of any such reports).
(i)           No Acquired Company is party to or has any ongoing reporting obligations pursuant to or under any Order by any Company Regulatory Authority (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decrees, settlement orders or other similar agreements) and, to the Company’s Knowledge, no such Order is currently contemplated, proposed or pending.
(j)           Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Acquired Company is, and since January 1, 2018 has been, in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and the regulations promulgated pursuant to such statutes; (ii) the FDCA and the regulations promulgated thereunder; (iii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) Applicable Laws which are cause for exclusion from any federal health care program and the regulations promulgated pursuant to such statutes; (v) Applicable Laws relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by an Acquired Company; (vi) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (vii) the Public Health Service Act (42 U.S.C. § 201 et seq.) and the regulations promulgated thereunder; and (viii) all applicable laws, rules and regulations, standards, principles, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Company Regulatory Authorities, including those governing or relating to good, professional clinical and laboratory practices, recordkeeping, the manufacture, testing, development, approval, processing, and use of any compounds or products manufactured by or on behalf of the Company, including applicable regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, and 314 and the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for products sold in the United States, each as may be amended from time to time (collectively, the “Health Care Laws”).  No Acquired Company or, to the Company’s Knowledge, any of its officers, employees, representatives or agents (in each case, acting in the capacity of an employee or representative of an Acquired Company) is subject to any enforcement, regulatory or administrative proceedings against or affecting such Acquired Company relating to or arising under the FDCA, the Anti-Kickback Statute, or similar Applicable Law, and, to the Company’s Knowledge,  no such enforcement, regulatory or administrative proceeding has been threatened, except, in each case, as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
(k)          The Company has Made Available to Parent complete and accurate copies of (i) each investigational new drug application and all material correspondence relating to material clinical trial applications submitted to regulatory authorities (including the FDA, EMA and any other Governmental Authority performing functions similar to those performed by the FDA) by or on behalf of any Acquired Company, including any supplements thereto, relating to the Product, (ii) all final study results and/or reports relating to the Product, (iii) all written material correspondence to or from regulatory authorities (including the FDA, EMA and any other Governmental Authority performing functions similar to those performed by the FDA), including meeting minutes and records of material contacts, in each case relating to the Product, (iv) all documents in any Acquired Company’s possession related to inspections by regulatory authorities (including the FDA, EMA and any other Governmental Authority performing functions similar to those performed by the FDA), in each case relating to the Product, (v) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by any Acquired Company relating to the Product, (vi) all agreements with third parties regarding the Product with respect to pharmacovigilance and (vii) all material and final manufacturing and analytical reports, pre-clinical reports, clinical study reports, trial master files, statistical programs and information for ongoing and completed clinical trials and studies in any Acquired Company’s or, to the Company’s Knowledge, Collaboration Partner’s possession, in each case, relating to the Product.
Section 4.25.        Sanctions Laws.
(a)          Since January 1, 2018, no Acquired Company nor any of their Representatives or any other Person acting for or on behalf of an Acquired Company has been in violation of or has been or was charged by any Governmental Authority with or made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or, to the Company’s Knowledge, has been investigated for, a violation of any Sanctions Laws except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.  There are not as of the date hereof nor since January 1, 2018 have there been any Proceedings, allegations, investigations or inquiries pending or, to the Company’s Knowledge, threatened against the Acquired Companies concerning any violations or alleged violations of any Sanctions Law.  The Acquired Companies have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b)          None of the Acquired Companies, nor any director or officer of any Acquired Company, is a Sanctioned Person.  To the Company’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company.
(c)          To the Company’s Knowledge, since January 1, 2018, none of the Acquired Companies has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.
Section 4.26.     Critical Technology.  None of the Acquired Companies produce, design, test, manufacture, fabricate or develop a Critical Technology that is (i) utilized in connection with such Acquired Companies’ activity in one or more Pilot Program Industries, or (ii) designed by the Acquired Companies specifically for use in one or more Pilot Program Industries.
Section 4.27.        Interested Party Transactions.  Except as disclosed in the Company SEC Documents, since the Audited Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.
Section 4.28.        Brokers’ Fees.  Except for J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, copies of whose engagement agreements (and all indemnification and other agreements related to such engagements) have been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Offer and the Merger.
Section 4.29.        Opinion of Financial Advisor.  The Company Board has received the separate opinions of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Per Share Amount to be received by the holders of Shares (other than Parent, Merger Sub and their respective Affiliates and other than any Dissenting Shares) in the Offer and the Merger is fair, from a financial point of view, to such holders.  A signed copy of each such opinion shall be delivered to Parent as soon as practicable following the execution and delivery of this Agreement for information purposes only.
Section 4.30.        No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties.  The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Parent Disclosure Letter), none of Parent, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or Made Available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.  The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Parent Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
Section 5.01.        Corporate Existence and Power.  Parent is a company duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the Applicable Law of Switzerland.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware.  Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.
Section 5.02.        Authorization; Enforceability.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
Section 5.03.        Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, consent, approval, authorization or permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and compliance with other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which the Parent and Merger Sub are qualified to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which would not have a Parent Material Adverse Effect.
Section 5.04.        Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a Parent Material Adverse Effect.
Section 5.05.        Capitalization and Operation of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Parent, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.  Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.
Section 5.06.        No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions.  The vote or consent of Parent or a wholly owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.
Section 5.07.        Disclosure Documents.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading.  The Offer Documents and each document required to be filed by Parent or Merger Sub with the SEC in connection with the Offer will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents.
Section 5.08.        Litigation.  As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, overtly threatened against, Parent or any of its Subsidiaries and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which, in either case, has had or if resolved adversely would have a Parent Material Adverse Effect.
Section 5.09.        Available Funds. Parent and Merger Sub have access to, and at all times through the consummation of the Offer and the Effective Time will have access to, all funds necessary for the payment of the aggregate Per Share Amount, as the case may be, as provided in Article 2 and sufficient for the satisfaction of all of Parent’s and Merger Sub’s other obligations under this Agreement.
Section 5.10.        Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their respective controlled Affiliates “owns,” and at all times during the last three (3) years, none of Parent, Merger Sub or any of their respective controlled Affiliates has “owned,” beneficially or otherwise (as such terms are defined in Section 203 of the DGCL), any of the outstanding shares of Company Common Stock (other than pursuant to this Agreement or passive investments for cash management purposes or employee benefit plans established or maintained for the benefit of Parent or its controlled Affiliates’ employees in the ordinary course of business).  Neither Parent nor Merger Sub is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.
Section 5.11.        Broker’s Fees.  Except for Persons, if any, whose fees and expenses shall be paid by Parent or one of its Affiliates, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.
Section 5.12.        No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties.  Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter), neither the Company nor any other Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or Made Available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.  Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.  Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.
ARTICLE 6
COVENANTS
Section 6.01.        Conduct of the Company.
(a)          During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 6.01 of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to (i) preserve intact the material aspects of its business organizations and relationships with third parties, and (ii) keep available the services of its officers and key employees of the Acquired Companies; provided, however, that no action permitted to be taken by the Company or any Company Subsidiary under clause (i) through (xxi) of Section 6.01(b) without Parent’s consent shall be deemed a breach of the preceding sentence unless such action would constitute a breach of such specific provision.
(b)          Without limiting the generality of the foregoing in Section 6.01(a) and except for matters (w) set forth in Section 6.01 of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or permitted by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of the Company Subsidiaries to:
(i)           amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);
(ii)          issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise enter into any Contract or other agreement with respect to the Company Securities or any other capital stock of the Company or any capital stock of the Company Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement pursuant to existing Company Stock Plans or issued in accordance with Section 6.01(b)(xvii), or pursuant to the terms of the Company Restricted Shares that are outstanding on the date of this Agreement or issued in accordance with Section 6.01(b)(xvii), in each case, in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement, (B) pursuant to the Company ESPP (subject to Section 2.08(c)), (C) in connection with conversions (in whole or in part) of any of the Convertible Senior Notes pursuant to the terms of the Convertible Senior Notes Indentures, or (D) the grant of regular director compensation in the form of Company Equity Awards in the ordinary course of business consistent with past practice in accordance with the terms of the Board Compensation Program previously provided;
(iii)         except in connection with actions permitted by Section 6.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the Transactions;
(iv)         adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the

Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;
(v)          create any Subsidiary of the Company or any of the Company Subsidiaries;
(vi)         (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) any repurchases pursuant to the Company’s or any of the Company Subsidiaries’ right (under written commitments in effect as of the date hereof) to purchase Company Securities or capital stock of the Company or any of the Company Subsidiaries held by an officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any of the Company Subsidiaries, but only upon termination of such Person's employment or engagement by the Company, (2) for purposes of effecting a net settlement of any Company Stock Option in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any Company Restricted Shares in satisfaction of any required tax withholdings or (3) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;
(vii)        make any material changes in any accounting methods, principles or practices, in each case, except as required by a change in GAAP or required by Applicable Law;
(viii)       other than in the ordinary course of business: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under or otherwise modify in any material respect any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;
(ix)          make any capital expenditure other than capital expenditures that are no more than $1,000,000 in the aggregate in any fiscal year and are incurred in the ordinary course of business consistent with past practice;
(x)          repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of any other Person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) settlements (in whole or in part) of any of the Convertible Senior Notes pursuant to the terms of the Convertible Senior Notes Indentures, (B) any such transactions between the Company and one of its wholly owned Subsidiaries or (C) borrowings incurred in the ordinary course of business (including any borrowings in respect of letters of credit) that do not, at any time, exceed $2,000,000, in the aggregate;
(xi)         grant or suffer to exist any Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to any Acquired Company, other than Permitted Liens;
(xii)        make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practices and in compliance with the Company’s policies related thereto;
(xiii)       other than in the ordinary course of business and other than with respect to Intellectual Property rights of the Acquired Companies (which shall be the subject to and governed by Section 6.01(b)(xix)), sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the assets, properties or rights of the Company or any of the Company Subsidiaries that are material to the Acquired Companies, taken as a whole;
(xiv)       purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;
(xv)        enter into a new line of business or abandon or discontinue any existing line of business;
(xvi)       settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.10) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company and/or the Company Subsidiaries of not more than $2,000,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that are not more than $2,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xvii)      except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Company Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by the Company or any of the Company Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases with respect to Company Employees who are not directors or executive officers in the ordinary course of business in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or job promotions that do not exceed 3% individually or in the aggregate, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Company Employee Plans in the ordinary course of business that do not materially increase costs, (C) grant or amend any equity or equity-based awards except as required by existing Company Stock Plans, (D) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than $200,000 or (E) other than in the ordinary course of business consistent with past practice for Company Employees who are not directors or executive officers, terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant with an annual base salary more than $200,000;
(xviii)     become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(xix)       sell, license, sublicense, abandon, assign, transfer, create any Lien on (other than Permitted Liens), or otherwise grant any rights under any material Company Owned IP or the Exclusively Licensed IP, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice;
(xx)        make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law;
(xxi)       enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of the Company or any of the Company Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act; or
(xxii)      authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxi) of this Section 6.01(b).
(c)          Product Matters.  In furtherance and not in limitation of any other provision of this Agreement, to the extent permitted by Applicable Law, the Company shall keep

Parent informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event), discussions or negotiations relating to the Product.  Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, the Company shall (i) consult with Parent and promptly inform Parent, and provide Parent with a reasonable opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Parent’s comments to or in connection with any material meetings, filings, submissions, correspondence or other activities or communications made by or on behalf of any Acquired Company to, between or with the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA relating to the Product, and (ii) promptly inform Parent and provide Parent or Merger Sub with a reasonable opportunity (but no fewer than five (5) Business Days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to the Product.
(d)          Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.
Section 6.02.        Acquisition Proposals; Change in Recommendation.
(a)          Except as permitted by this Section 6.02, during the Pre-Closing Period, the Acquired Companies and their respective directors and officers shall not, and shall not authorize their other Representatives to, and shall direct them not to (i) initiate, solicit, propose, knowingly induce or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal, (iii) recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal or (iv) approve, authorize or agree to do any of the foregoing.  Promptly following the execution of this Agreement, and in any event within one (1) Business Day of the date of this Agreement, the Acquired Companies shall, and shall direct their respective Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction.  Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making an Acquisition Proposal to the Company Board to the extent that the Company Board determines in good faith that the failure to grant such waiver or to not enforce such provision would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law.
(b)          Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.02), and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may: (i) furnish any information with respect to the Acquired Companies and access thereto to any Third Party making such Acquisition Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to Parent or is provided or Made Available (including through the Data Room) to Parent promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such Third Party or (ii) participate or engage in negotiations or discussions with the Third Party making such Acquisition Proposal and its Representatives and financing sources regarding such Acquisition Proposal.
(c)          Except as set forth in this Section 6.02 (including Sections 6.02(d), (e) and (g)),  neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or (C) fail to include the Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, recommend, declare advisable or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding or similar agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).
(d)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, the Company Board may make a Change in Recommendation in response to an Intervening Event if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law, (ii) (A) the Company shall have provided Parent five (5) Business Days’ prior written notice (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to make a Change in Recommendation (and specifying, in reasonable detail, the Intervening Event) (provided that Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), and (B):

(1) during such five (5) Business Day period, if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent regarding any changes to the terms of this Agreement and any other proposals made by Parent so that a failure to effect a Change in Recommendation would no longer constitute a breach of the Company Board’s fiduciary duties under Applicable Law; and
(2) following such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law.
In the event of any material change in any event, occurrence or fact relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above), a new notice shall be required from the Company pursuant to Section 6.02(d)(ii), except that the references to five (5) Business Days in this Section 6.02(d) shall be deemed to be three (3) Business Days, and the provisions of this Section 6.02(d) shall otherwise apply to the Intervening Event as modified thereby.
(e)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer if, in response to a bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement which does not arise from a material breach of this Section 6.02 and has not been withdrawn, the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take an action set forth in clause (x) or (y) would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law, then (x) the Company Board may make a Change in Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.01(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that in either such case (A) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Superior Proposal Notice”) (provided that such notice shall not constitute a Change in Recommendation) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) and providing Parent with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement, and any other documents containing the material terms of such Superior Proposal (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), and (B):
(1)          during such three (3) Business Day period, if requested by Parent in good faith, the Company and its Representatives shall negotiate with Parent regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(2)          following such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) such Acquisition Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Change in Recommendation or terminate this Agreement pursuant to Section 8.01(d)(i) would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law.
Any material revisions to such Acquisition Proposal shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice, except that the references to three (3) Business Days in this Section 6.02(e) shall be deemed to be two (2) Business Days.
(f)          During the Pre-Closing Period, the Company shall promptly (and in any event no later than twenty-four (24) hours after receipt) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal and in connection with such notice provide to Parent the material terms and conditions of any such Acquisition Proposal (including the identity of the Third Party making any such Acquisition Proposal).  During the Pre-Closing Period, the Company shall (i) keep Parent reasonably informed of the status, material details and material terms of any such Acquisition Proposal (including, prior to initially furnishing any information or to commencing any discussions or negotiations pursuant to Section 6.02(b), advising Parent of any determination by the Company Board pursuant to Section 6.02(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) promptly provide to Parent (and in any event no later than twenty four (24) hours after receipt or delivery thereof) any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any other material agreements (or drafts thereof) and any financing commitments related thereto.
(g)          Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company has determined in good faith (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 6.02(d) - (e); provided, further, that nothing in this Section 6.02 shall prohibit the Company from contacting and engaging in a discussion with any Person or group or their respective Representatives who has made an Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and the terms thereof so long as the Company promptly provides Parent with a reasonably detailed summary of such discussion.
Section 6.03.        Approval of Merger.  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a vote of the stockholders of the Company, pursuant to Section 251(h) of the DGCL.
Section 6.04.        Access to Information.
(a)          Upon reasonable notice to the Company, the Acquired Companies shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Parent’s and Merger Sub’s officers and Parent’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, facilities, books, Contracts, records (including Tax Returns), reports, correspondence and any other documents and information of the Acquired Companies that is in the possession, custody or control of any of the Acquired Companies or their respective Representatives (whether in physical or electronic form) and shall furnish Parent and Merger Sub all financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request, in each case, for reasonable business purposes related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies.  Nothing in this Agreement shall require any of the Acquired Companies to disclose any information to Parent to the extent such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Law, fiduciary duty or binding confidentiality obligation of any Acquired Company or its Affiliate (so long as the Company has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Applicable Law, agreement or duty); provided, further, that information shall be disclosed subject to the execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, in each case, to the extent that the Company determines that doing so may be reasonably required for the purposes of complying with applicable Antitrust Laws.
(b)          No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Offer and the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.
(c)          With respect to all information provided to Parent or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.04) Parent shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 6.05.        Employee Benefit Plan Matters.
(a)          From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor all Company Employee Plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any employee or service provider party to or participating in such arrangements.  Notwithstanding the foregoing, nothing herein, other than Section 6.05(b) and the terms of such arrangements, including the contractual rights of such participants, shall prevent Parent from amending or terminating any Company Employee Plan or providing compensation or benefits in its discretion.
(b)          For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee who remains employed (i) base salary and base wages and short-term cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee as of the date hereof, (ii) severance payments and severance benefits, in each case, in accordance with the severance plans and guidelines in effect as of the date hereof and described on Section 6.05(b) of the Company Disclosure Letter, (iii) health and welfare benefits that are substantially comparable in the aggregate to the health and welfare benefits provided to such Continuing Employee as of the Effective Time and (iv) other benefits that have been Made Available (excluding long-term incentive, equity and equity-based compensation and deferred compensation) that are substantially comparable in the aggregate to the other such benefits provided to such Continuing Employees immediately prior to the execution of this Agreement.
(c)          Each Continuing Employee who participates in the annual bonus program in respect of the Company’s 2019 fiscal year shall, to the extent not paid prior to the Closing Date, receive a cash bonus in respect of 2019 based on actual performance against 2019 corporate goals as determined by the Compensation Committee consistent with past practices, with individual performance assessed at one-hundred percent (100%); provided that, if the Closing occurs prior to the end of 2019, the cash bonuses payable to the Continuing Employees shall be prorated based on the number of days elapsed in the 2019 fiscal year through the Closing Date.
(d)          From and after the Closing Date, with respect to Continuing Employees, Parent shall use its reasonable best efforts to cause the service of each such Continuing Employee with the Acquired Companies prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or any of its Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.
(e)          From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use its reasonable best efforts to cause each such Parent Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan.
(f)          Prior to the Effective Time, if requested by Parent in writing not less than ten (10) Business Days prior to the Closing Date, to the extent permitted by Applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time.  In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time and (ii) Parent shall cause a tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in the form of cash, shares of Parent stock, notes or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.
(g)          Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates.  Nothing in this Section 6.05 shall be deemed to amend any Company Employee Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.
Section 6.06.        State Takeover Laws.  If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall use their respective reasonable best efforts to (i) take such actions with respect thereto as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 6.07.        Obligations of Parent.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement.
Section 6.08.        Director and Officer Liability.
(a)          From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation to) indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law (and shall advance expenses as incurred to the fullest extent permitted under Applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines in a final, nonappealable judgment that such Person is not entitled to be indemnified hereunder), each present and former director and officer of the Acquired Companies and each of their employees who serves as a fiduciary of a Company Stock Plan, as the case may be, (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or Liabilities (whether civil, criminal, administrative, investigative or other), arising out of or pertaining to matters existing or occurring at or prior to the Effective Times, including the Transactions.
(b)          Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Party on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement (the “Current Policy”) for the six (6) year period following the Closing and at a price not to exceed three hundred fifty percent (350%) of the amount per annum the Company paid or required to be paid for a twelve (12)-month period under the Current Policy (the “Current Premium”).  If the Company or, pursuant to the immediately following sentence, Parent obtains prepaid “tail” or “runoff” policies in accordance with this Section 6.08(b), the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and they shall continue to honor the obligations thereunder.  If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering the Indemnified Parties on terms with respect to each of coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 6.08(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of three hundred fifty percent (350%) of the Current Premium and if such premiums for such insurance would at any time exceed three hundred fifty percent (350%) of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained such policies of insurance described above that provide the maximum dollar amount of coverage available at an annual premium equal to three hundred fifty percent (350%) of the Current Premium.

(c)          From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to (i) each indemnification agreement that has been Made Available and is in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or other Organizational Documents of the Company or any Company Subsidiary as in effect on the date of this Agreement.  From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are set forth in the Organizational Documents of the Company as in effect on the date of this Agreement.
(d)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 6.08.
(e)          Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.08 (i) shall survive the acceptance of the Shares for payment pursuant to the Offer and the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including each Indemnified Party), his or her heirs and his or her or their trustees or administrators or persons acting in similar capacities and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificate of incorporation or bylaws, or comparable Organizational Documents of the Company or any Company Subsidiary, under any applicable Contract or Applicable Laws, or otherwise.  Unless required by Applicable Law, this Section 6.08 may not be amended, altered, or repealed after the acceptance of the Shares for payment pursuant to the Offer in such a manner as to adversely affect any of the rights of any Person indemnified by this Section 6.08 without the prior written consent of the affected Person.
Section 6.09.        Best Efforts.
(a)          Subject to the terms and conditions of this Agreement, including the proviso to the first sentence of Section 6.09(d),the Company and Parent shall (and shall cause their respective Subsidiaries to) each use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.
(b)          In furtherance and not in limitation of the undertakings pursuant to this Section 6.09, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable (but in no event later than ten (10) Business Days from the date of this Agreement for the filing of the notification and report forms and related material required under the HSR Act), (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust Laws (if any) and (iii) promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities, including to cause to be lifted or vacated any restraint, injunction or other legal impediment to any of the Transactions, so as to enable the parties hereto to consummate the Transactions prior to the End Date.  Parent shall pay all filing fees payable pursuant to the HSR Act or other applicable Antitrust Laws (if any).
(c)          Subject to Applicable Law, the Company and Parent and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions.  In furtherance of the foregoing, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions.  Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act without the prior written consent of the other.  Without limiting the foregoing, each of Parent and the Company shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.09 as “Antitrust Counsel Only Material.”  Notwithstanding anything to the contrary in this Section 6.09, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Acquired Companies and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)          In furtherance of the undertakings of Parent pursuant to Section 6.09(a) and Section 6.09(b), but subject to the proviso to this sentence, Parent shall take, or cause to be taken, any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided that, notwithstanding the foregoing provisions of this Section 6.09(d) or any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries be required (i) to agree to (nor shall the Company or any Company Subsidiaries be permitted to agree unless Parent so directs them (and they shall, if Parent so directs, agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking, unless such action, concession or undertaking is conditioned on the Closing or (ii) to effect or offer or commit to effect any sale, divestiture, license or other disposition of any assets, properties or businesses, or to take or make or commit to take or make any other action, concession or undertaking, to the extent that any such sale, divestiture, license, disposition, action, concession or undertaking would constitute or result in a Substantial Detriment.  In addition, Parent shall defend through litigation on the merits any claim asserted in court by any Governmental Authority or any other person under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing occurring prior to the End Date.
(e)          Notwithstanding the foregoing, Parent shall, following consultation with the Company and after considering the Company’s views in good faith, and subject to Parent’s and Merger Sub’s obligations under this Section 6.09, direct and control all aspects of the parties’ efforts with respect to the HSR Act and other applicable Antitrust Laws with respect to the Transactions, and the Company shall cooperate in good faith with Parent and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws; provided, that each of the parties shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any Third Party and/or any Governmental Authority in connection with any governmental inquiry, investigation or proceeding with respect to the Transactions, (ii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiary, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions.  The parties shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions.
(f)          Neither Parent nor Merger Sub (nor any other Subsidiary of Parent) shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would prevent or materially delay the consummation of the Transactions, or (iii) obtain all other authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.
Section 6.10.        Transaction Litigation.  During the Pre-Closing Period, the Company shall control the defense of any Transaction Litigation; provided, however, that the Company shall promptly notify Parent in writing of any such Transaction Litigation.  The Company shall (a) give Parent the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any Third Party in connection with any such Transaction Litigation (and the Company shall in good faith take any comments or feedback provided by Parent into account), and the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if Parent does not exercise such right to participate (subject to the Company’s control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation; provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.04, including regarding attorney-client privileges and other applicable legal privileges.  No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11.        Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by Parent with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party; and provided, further, that, notwithstanding the foregoing, neither Parent nor the Company shall be required to consult with or obtain consents from the other parties hereto before issuing any press release or making any other public statement with respect to any Change in Recommendation, Acquisition Proposal or Intervening Event or any action taken in response thereto.
Section 6.12.        Convertible Senior Notes; Capped Call Transaction.
(a)          Prior to the Effective Time, the Company shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Senior Notes Indentures and the Capped Call Documentation, including the giving of any notices required by the Convertible Senior Notes Indentures and/or the Capped Call Documentation in connection with the Transactions and any repurchases or conversions of the Convertible Senior Notes occurring as a result of or in connection with the Transactions constituting a Fundamental Change (as defined in the respective Convertible Senior Notes Indentures).  In addition, the Company shall, at Parent’s request prior to the Effective Time, provide all notices and take all other actions reasonably requested by Parent in connection with the delivery of a notice of optional redemption of the 2.50% Convertible Senior Notes due 2022 at or after the Effective Time; provided, that the Company shall not be required to deliver any notice of  optional redemption prior to the Effective Time.
(b)          The Company shall, prior to the effective date of the Fundamental Change (as defined in the Convertible Senior Notes Indentures), prepare any supplemental indentures required in connection with the Transactions and the consummation thereof to be executed and delivered to the Trustee (as defined in the respective Convertible Senior Notes

Indentures) at or prior to the Effective Time, which supplemental indentures shall be satisfactory in form and substance to the Trustee and Parent.
(c)          The Company shall, prior to the Closing Date, use reasonable best efforts to have the restrictive legends removed from the Convertible Senior Notes and have unrestricted CUSIP numbers assigned to the Convertible Senior Notes, and shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Senior Notes Indentures, to accomplish the same, including the delivery of any officers’ certificates and opinions of counsel.
(d)          The Company shall, prior to the Closing Date, take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Senior Notes Indentures as may be necessary, as reasonably determined by Parent to comply with all of the terms and conditions of the Convertible Senior Notes Indentures in connection with the Transactions.
(e)          The Company shall provide Parent and its counsel (i) copies of any notices or other communications, promptly after the receipt thereof, from the trustees or holders of notes under the Convertible Senior Notes Indentures or the counterparties under the Capped Call Transactions, (ii) prompt updates on any Convertible Senior Notes surrendered for conversion prior to the Effective Time, and (iii) reasonable opportunity (and in any event at least two (2) Business Days to the extent reasonably practicable) to review and comment on any written notice or communication and any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, including those referred to in clauses (a) through (d) of this Section 6.12 deliverable pursuant to or in connection with the Convertible Senior Notes Indentures or Capped Call Documentation prior to the dispatch or making thereof, and the Company shall consult with Parent or its counsel with respect to such notices or actions and give due consideration to any recommendations made by Parent or its counsel prior to the dispatch or making thereof; provided, that any notices or actions (including the specific substance and/or content thereof) that are not required by the terms of the applicable Convertible Senior Notes Indenture or the Capped Call Documentation and any time periods for conversion or other aspects of the conversion process or capped call settlement that are determined by the Company pursuant to the applicable Convertible Senior Notes Indenture or Capped Call Documentation, respectively, shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).
(f)          The Company agrees (A) to use its reasonable best efforts to cooperate with Parent, at Parent’s written request, to enter into arrangements with the counterparties of each Capped Call Transaction to cause such Capped Call Transaction to be exercised, settled, terminated and/or canceled as of the Effective Time, it being understood that the calculation and settlement of any amounts payable thereunder shall be payable only in cash, and subject to the mutual agreement of Parent, the Company and the respective counterparties of each Capped Call Transaction in accordance with the terms of the Capped Call Documentation or pursuant to such other written agreement relating to the termination of the Capped Calls Transactions as agreed between the Company and the applicable counterparty and (B) not to amend, modify or terminate the Capped Call Documentation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by the counterparty to a Capped Call Transaction pursuant to the terms of the applicable Capped Call Documentation).
(g)          Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 6.12 shall require the Company to (i) other than with respect to any fees, costs, expense or liabilities expressly provided under the Convertible Senior Notes Indentures or Capped Call Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of Parent; (ii) enter into any instrument or agreement, or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; (iii) be required to provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or other privilege or contravene Applicable Law or violate any Contract; or (iv) compromise any prior Tax or accounting position.  For the avoidance of doubt, and without limiting the obligations in this Section 6.12, each of Parent and Merger Sub acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of supplemental indentures pursuant to each Convertible Senior Notes Indenture by the relevant trustee thereunder or (2) the exercise, settlement, termination and/or cancellation of the Capped Call Transactions.
(h)          Each of Parent and Merger Sub (i) shall promptly, upon request by the Company, reimburse the Acquired Companies, for all fees, costs and expenses (including attorneys’ fees) incurred by the Acquired Companies, as applicable, in connection with the actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12 and (ii) acknowledges and agrees that the Company, the Company Subsidiaries and their respective Representatives shall not be required to incur any liability to any Person prior to the Closing with respect to any actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12; provided that clauses (i) and (ii) shall not, prior to the occurrence of the Effective Time, apply to any fees, costs, expenses or liabilities expressly provided under the Convertible Senior Notes Indentures or Capped Call Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing).  Parent and Merger Sub shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the actions contemplated by this Section 6.12, in each case, other than to the extent any of the foregoing was suffered or incurred prior to the occurrence of the Effective Time as a result of the bad faith, gross negligence or willful misconduct of the Company, any of the Company Subsidiaries or their respective Representatives or that is expressly provided under the Convertible Senior Notes Indentures or Capped Call Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing).

Section 6.13.        Section 16 Matters.  Prior to the consummation of the Offer, the Company and the Company Board shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.08 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.
Section 6.14.        Rule 14d-10 Matters.  Prior to the consummation of the Offer, to the extent required, the Compensation Committee of the Company Board will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee of the Company Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Section 6.15.        Stock Exchange De-listing.  Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
ARTICLE 7
CONDITIONS TO THE MERGER
Section 7.01.        Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:
(a)          Merger Sub (or Parent on Merger Sub’s behalf) shall have consummated the Offer; and
(b)          no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Merger illegal or otherwise prohibited; provided that a party shall not be permitted to invoke this Section 7.01(b) if the issuance of such Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement.

ARTICLE 8
TERMINATION
Section 8.01.        Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)          by mutual written agreement of the Company and Parent;
(b)          by either the Company or Parent, if:
(i)          the Offer shall not have been consummated in accordance with the terms of this Agreement on or before 11:59 p.m., Eastern Time, on February 23, 2020 (the “End Date”); provided, however, that in the event that on the original End Date all of the Non-Minimum Tender Offer Conditions, other than the Offer Conditions set forth in clauses (b) or (c) of Annex A and those conditions that by their nature are to be satisfied at the Offer Expiration Time, shall have been satisfied or waived, then the End Date shall be automatically extended to August 23, 2020 (and all references to the End Date herein and in Annex A shall be as so extended); provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time; or
(ii)          any Governmental Authority having jurisdiction over any party hereto shall have issued a final, non-appealable Order, or any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that makes consummation of the Offer or the Merger illegal or otherwise prohibited; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have taken all actions required under this Agreement to have any such Order, Applicable Law or other legal restraint, injunction or prohibition lifted; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the issuance of such final and non-appealable Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by such party of any covenant or obligation of such party set forth in this Agreement; or
(c)          by Parent, prior to the consummation of the Offer, if:
(i)          a Change in Recommendation shall have occurred; or
(ii)          the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Offer Conditions contained in condition “(e)” or “(f)” in Annex A and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement; or
(d)          by the Company, prior to the consummation of the Offer, if:
(i)          (w) the Company Board has determined that an Acquisition Proposal constitutes a Superior Proposal; (x) the Company has complied with its obligations under Section 6.02(f); (y) the Company pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal;
(ii)          Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Parent within thirty (30) days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement;
(iii)          Merger Sub fails to commence the Offer by December 5, 2019; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company set forth in this Agreement; or
(iv)          Merger Sub fails to consummate the Offer within two (2) Business Days following the Offer Expiration Time and, as of such Offer Expiration Time, all of the Offer Conditions have been satisfied or (to the extent permitted by Applicable Law) waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied).
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.
Section 8.02.        Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the last sentence of Section 6.09(b), Section 6.12(h), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that, subject to Section 9.04(h), no such termination shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination.  The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.
ARTICLE 9
MISCELLANEOUS
Section 9.01.        Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:
if to the Company:
The Medicines Company
8 Sylvan Way
Parsippany, New Jersey 07054
Attention: Stephen Rodin, General Counsel
Email: stephen.rodin@THEMEDCO.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott A. Barshay, Jeffrey D. Marell and Justin Rosenberg
Email: sbarshay@paulweiss.com, jmarell@paulweiss.com and jrosenberg@paulweiss.com if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):
Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: Jonathan Emery, Head Legal M&A, Novartis International AG
Email: jonathan.emery@novartis.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004
Attention: Francis J. Aquila, Matthew G. Hurd and Melissa Sawyer
Email: aquilaf@sullcrom.com, hurdm@sullcrom.com and sawyerm@sullcrom.com
Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 9.01 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 9.01.
Section 9.02.        Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time.  Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.
Section 9.03.        Amendments and Waivers.
(a)          Prior to the consummation of the Offer, any provision of this Agreement may be amended or waived by the parties hereto only by action taken or authorized by or on behalf of their respective Boards of Directors (or duly authorized committee thereof), but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.
(b)          Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement (including Annex A) may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Subject to Section 9.04(h), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.
Section 9.04.        Fees; Expenses.
(a)          Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.
(b)          If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), prior to or concurrently with such termination, the Company shall pay (or cause to be paid to) Parent a fee in the amount of $290,000,000 (the “Termination Fee”).

(c)          If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay (or cause to be paid to) Parent the Termination Fee.
(d)          If this Agreement is terminated (i) (A) by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.01(b)(i)) or (B) by Parent pursuant to Section 8.01(c)(ii), (ii) at any time on or after the date of this Agreement and prior to such termination a bona fide Acquisition Proposal shall have been publicly made or otherwise become publicly known and not publicly withdrawn prior to such termination, and (iii) within twelve (12) months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement providing for an Acquisition Transaction or (B) an Acquisition Transaction is consummated, then, the Company shall pay (or cause to be paid to) Parent the Termination Fee concurrently with the consummation of any such Acquisition Transaction; provided, however, that, for purposes of this Section 9.04(d), all references to “twenty percent (20%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”.
(e)          For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.
(f)          The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement.
(g)          If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  Any amounts payable pursuant to this Section 9.04 shall be paid to Parent by wire transfer of immediately available funds.  Parent shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.
(h)          Notwithstanding anything in this Agreement to the contrary, if Parent receives payment from the Company of the Termination Fee pursuant to Sections 9.04(b) - (d) (i) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Sections 9.04(b) - (d) and any payments pursuant to Section 9.04(g) shall be the sole and exclusive remedy of any of Parent, Merger Sub or any of their respective Affiliates or representatives against the Company and any of its former, current or future officers, directors, partners, stockholders, Company Stock Option holders, Company Restricted Share holders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (ii) if Parent (or its designee) received any payments from the Company in respect of any breach of this Agreement, and thereafter Parent (or its designee) is entitled to receive the Termination Fee under this Section 9.04, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent (or its designee) in respect of any such breaches of this Agreement.
Section 9.05.        Assignment; Benefit.  Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto  without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the consummation of the Offer, the provisions of Article 2 relating to the payment of the Per Share Amount, which shall be enforceable by the holders of Shares immediately prior to the consummation of the Offer who validly tendered and did not withdraw Shares pursuant to the Offer, (ii) from and after the Effective Time, (A) the provisions of Article 2 relating to the payment of the Per Share Amount, the Merger Consideration and the Option Consideration, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (B) the provisions of Section 6.08, which shall be enforceable by the Persons or entities benefiting therefrom and (iii) the provisions of Section 9.04(h), which shall be enforceable by the Company Related Parties.
Section 9.06.        Governing Law.  This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 9.07.        Jurisdiction.  The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts.  Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts.  Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.
Section 9.08.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.
Section 9.09.        Specific Performance; Remedies.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.07, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or equity.  The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.09 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 9.10.        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party.  Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11.        Entire Agreement.  This Agreement, including the exhibits and annexes to this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
Section 9.12.        Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.  Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.
Section 9.13.        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
NOVARTIS AG

By:	/s/ Nigel Sheail
	Name:	Nigel Sheail
	Title:	As Attorney

By:	/s/ Jonathan Emery
	Name:	Jonathan Emery
	Title:	As Attorney

MEDUSA MERGER CORPORATION

By:	/s/ Peter Louwagie
	Name:	Peter Louwagie
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

THE MEDICINES COMPANY

By:	/s/ Mark Timney
	Name:	Mark Timney
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A
Conditions of the Offer
The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below.  Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares: (i) if the Merger Agreement has been validly terminated in accordance with Section 8.01; and (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.01(c) of the Merger Agreement), if: (x) the Minimum Tender Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (y) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by Applicable Law) waived in writing by Parent:
(a)          there shall have been validly tendered in the Offer and not withdrawn that number of Shares that (together with any Shares owned by Parent and its Affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares outstanding at the Offer Expiration Time (the “Minimum Tender Condition”);
(b)          any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated;
(c)          no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law or other legal restraint, injunction or prohibition shall be in effect, that (i) makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) imposes a Substantial Detriment; provided that Parent and Merger Sub shall not be permitted to invoke this clause (c) if the issuance of such Order, Applicable Law or other legal restraint, injunction or prohibition is principally caused by the material breach by Parent or Merger Sub of any of its covenants or obligations set forth in this Agreement;
(d)          since the date of the Merger Agreement, there shall not have been any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect;
(e)          (i) the representation and warranty of the Company set forth in Section 4.11(c) shall be true and correct as of the date of the Merger Agreement, (ii) each of the representations and warranties of the Company set forth in Section 4.01, Section 4.02, Section 4.03 and Section 4.24(g)(vi) of the Merger Agreement shall be true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representations and warranties of the Company set forth in Section 4.06(a) shall be true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iv) each of the other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);
(f)           the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;
(g)          Parent and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated the date on the which the Offer expires certifying that the conditions specified in clauses (d), (e) and (f) have been satisfied; and
(h)          the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).
The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law.  The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub with respect to extending, terminating and/or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law.  The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.
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